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Exhibit 10.32

"CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION."

REMARKETING AND REPURCHASE AGREEMENT

        This Remarketing and Repurchase Agreement ("Agreement") made on                        by and between TEKBILT, INC., a Pennsylvania corporation ("TEKBILT") with its principal office at 3983 Mann Road, Huntingdon Valley, PA 19006-1805 and PDS GAMING CORPORATION, a Minnesota corporation and its affiliates and subsidiaries, with its principal office at 6171 McLeod Drive, Las Vegas, Nevada 89120-4048 (collectively "PDS").

WITNESSETH:

        WHEREAS, TEKBILT manufacturers certain gaming products, gaming devices, hardware and software for use primarily in the gaming industry;

        WHEREAS, PDS and TEKBILT have entered into that Distributorship Agreement dated January 7, 2002 ("Distributorship Agreement") whereby TEKBILT has agreed to sell certain gaming devices to PDS and PDS has agreed to sell or lease such devices to its customers;

        WHEREAS, an additional inducement to PDS to enter into the Distributor Agreement and to place its first initial order for 100 gaming devices (the "Products"), TEKBILT agrees to remarket and repurchase the Products in the event PDS is unable, for any reason, to sell or lease all or any portion of the Products.

        NOW, THEREFORE, in consideration of the foregoing, the parties hereby agree as follows:

        1.    This Agreement is only applicable for PDS' initial order of the Products.

        2.    PDS agrees to apply its best efforts to sell, lease or otherwise commercially market the Products for a period of not less than 180 days from the date of receipt of the Products. If PDS is unsuccessful in its efforts then PDS may request remarketing by TEKBILT.

        3.    At the request of PDS, TEKBILT will promptly commence remarketing the Products. All remarketing and refurbishment strategies and costs related thereto will be at the sole discretion and expense of TEKBILT. However, in any event, TEKBILT agrees to apply commercially reasonable efforts in remarketing of the Products.

        4.    Should PDS request remarketing by TEKBILT of the Products, PDS shall immediately waive any exclusive territorial marketing rights to the Products previously granted to it by TEKBILT under the Distribution Agreement.

        5.    TEKBILT agrees to repurchase the Products from PDS in the event it succeeds in remarketing the Products. The repurchase price shall be *** per unit if the Product has been used or demonstrated for trials and *** if the Product is in original condition and has never been used ("Repurchase Price").

        6.    PDS shall retain all right, title and interest in and to the Products and may continue in its efforts to market the Products itself until notified, in writing, by TEKBILT that the Products have been successfully remarketed and PDS receives the applicable Repurchase Price in full from TEKBILT.

        7.    TEKBILT and PDS agree that upon payment in full to PDS of the Repurchase Price that all proceeds derived from the sale or lease of the Products by TEKBILT and as a result of its remarketing efforts shall be retained by TEKBILT.

        8.    TEKBILT acknowledges that it is acting independently of PDS in the remarketing and refurbishment of the Products and agrees to hold PDS harmless in any litigation resulting from the actions or policies of TEKBILT.

        IN WITNESS WHEREOF, the parties hereunto have set their hands the day and year first above written.

"TEKBILT"	"PDS"

TEKBILT, INC.	PDS GAMING CORPORATION

By:	By:
Print Name:	Print Name:
Its:	Its:

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Exhibit 10.32
REMARKETING AND REPURCHASE AGREEMENT